Good afternoon,

Our mutual clients invested in the International Equity I mutual fund have recently received proxy materials. I have attached the document for your review. There will be a special meeting of Shareholders held on May 4, 2007.

As noted in the attached: The first proposal would allow JBIM to invest in a broader range of real estate instruments, including real estate investment trusts ("REITs") and commodities contracts. JBIM does not currently anticipate investing a significant amount of the Fund's assets in either REITs or commodities contracts.

The second proposal extends the Fund's existing permissions with respect to options to include commodities as well.

These are both currently permitted in the International Equity II Fund and we are in the process of making the guidelines consistent across the two funds. As well, we will be communicating similar changes to clients and their consultants on the commingled funds in the near future. While some of the specific changes will differ by investment vehicle, the overall objective is to align the guidelines across the strategies (International Equity I and International Equity II) and their related vehicles.

The proposed changes in investment restrictions will not change the Fund's principal investment strategies or have a material effect on the way the Fund is managed, except that Julius Baer will have the flexibility to respond to market developments and to invest in a greater variety of instruments, including REITs and commodities contracts.

Below please find a few points regarding our rationale for requesting these changes:

Real Estate
Globalization has played a critical role in shaping sectors of the market such as real estate and commodities. An important part of wealth generation has come from global real estate and we have witnessed the expansion of the REIT structure globally, first introduced to US investors in 1960. Many countries outside of the US adopted REITs, including the Netherlands, Australia, Canada, Japan, France and others. Within our international equity strategy, we view the use of REITs as a natural extension to uncovering opportunities across all industry sectors, including real estate.

Commodities
Amid an era of industrialization for China and India, we have exploited investments within commodity-related companies in both developed and emerging markets. Increasingly, however, these commodity companies have become more diversified in terms of their own exposures. Also, many companies hedge out their primary commodity exposure, making our ability to incorporate “pure play” investments more difficult. The use of commodity futures facilitates our ability to participate directly in targeted commodities.

Please refer to the attached proxy to read about the risks involved with investing in REITs and commodities.

Quasar Distributors, LLC, Distributor (04/07)

The Fund's investment objectives, risks, charges and expenses must be considered carefully before investing. The prospectus contains this and other important information about the investment company, and can be obtained by calling 800-387-6977, or visiting www.us-funds.juliusbaer.com. Read it carefully before investing.

Mutual Fund investing involves risk. Principal loss is possible.